Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 199 to the Registration Statement (Form N-1A, No. 2-89729) of Morgan Stanley Institutional Fund Trust and to the incorporation by reference of our reports, dated November 20, 2018 on Strategic Income Portfolio (one of the ten portfolios comprising the Morgan Stanley Institutional Fund Trust) included in the Annual Report to Shareholders for the fiscal year ended September 30, 2018.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

September 30, 2019